                                                                    Exhibit 23.1

                              ACCOUNTANTS' CONSENT




The Board of Directors
Alderwoods Group, Inc.

We consent to the incorporation by reference in the Registration Statements No. 333-85466 and No. 333-85474 on Form S-8 and the Registration Statement No. 333-85316 on Form S-3, of Alderwoods Group, Inc., of our report dated February 27, 2004, with respect to the consolidated balance sheets of Alderwoods Group, Inc. as at January 3, 2004, and December 28, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the fifty-three weeks ended January 3, 2004 and the fifty-two weeks ended December 28, 2002, and the related financial statement schedule, which report appears in the January 3, 2004, annual report on form 10-K of Alderwoods Group, Inc.


KPMG LLP (Signed)


Vancouver, Canada
March 16, 2004